EXHIBIT 4.6


                               SECOND AMENDMENT TO
                              REPUBLIC BANCORP INC.

                             1998 STOCK OPTION PLAN


As authorized in Section M of the REPUBLIC BANCORP INC. 1998 STOCK OPTION PLAN ("Plan"), Republic Bancorp Inc. ("Company") amends the Plan as described below:

1.   Subsection 1 of Section C of the Plan is amended to read:

       1. Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 2,375,000 shares, comprised of

          (a) 1,375,000 shares (resulting from 1,000,000 shares authorized at the Plan's inception, adjusted under Section L for subsequent stock splits and stock dividends) plus

          (b) 1,000,000 additional shares authorized effective February 17, 2000.

     Such shares may be authorized but unissued shares of Stock of the Company or issued shares reacquired by the Company.

2.   Except as amended above, the Plan continues in full force and effect.

The foregoing Amendment was approved by the Company's Board of Directors on February 17, 2000, and shall take effect as of that date upon approval of the Company's stockholders.

                                         ATTEST:



                                         /s/ Dana M. Cluckey
                                         ---------------------------------------
                                         Dana M. Cluckey
                                         President and Chief Executive Officer